Exhibit 4.1

FORM OF AMENDED AND RESTATED WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF (“SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT, INCLUDING SECTION 2(f) HEREOF. THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE NUMBER SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(f) HEREOF.

Stereotaxis, Inc.

AMENDED AND RESTATED WARRANT TO PURCHASE COMMON STOCK

Warrant No.:	Number of Common Shares:
Original Issue Date: , 2016
Replacement Issue Date: February , 2018

Stereotaxis, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                 , the registered holder hereof or its successors or permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or times on or after the date hereof, but not after 11:59 P.M. New York Time on the Expiration Date (as defined herein)                      (            ) fully paid non-assessable Common Shares (as defined below), subject to adjustment as provided herein (the “Warrant Shares”), at the Warrant Exercise Price (as defined below); provided, however, that, except as otherwise provided herein, Holder shall not be entitled or required to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares that, upon giving effect to such exercise, would cause the aggregate number of Common Shares beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (as defined below), including shares held by any “group” of which the Holder is a member (any such other persons and entities being referred to herein as “Other Persons”), to exceed the Beneficial Ownership Limitation. For purposes of the foregoing proviso, the aggregate number of Common Shares beneficially owned by the holder and its affiliates shall include the number of Common Shares issuable upon exercise of this Warrant with respect to which the determination of such proviso is being made, but shall exclude Common Shares that would be issuable upon (i) exercise of the remaining, unexercised SPA Warrants (as defined below) beneficially owned by the Holder and its Affiliates and any Other Persons and (ii) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any other securities of the Company beneficially owned by the Holder and its Affiliates and any Other Persons (including any Preferred Shares (as defined in the Securities Purchase Agreement) and any other convertible preferred shares or notes and any warrants) subject to a limitation on conversion, exercise or exchange analogous to the limitation contained herein. Subject to the immediately preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act (as defined in Section 1(b)) and applicable regulations of the SEC (as defined in Section 1(b)), and “group” shall have the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC. For purposes of this Warrant, in determining the number of outstanding Common Shares a holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent Form 10-Q or Form 10-K filed under the Exchange Act, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of Common Shares outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than two (2) Business Days (as defined below) following the receipt of such request, confirm in writing to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion, exercise or exchange of securities of the Company and the SPA Warrants by the Holder and its Affiliates and any Other Persons, since the date as of which such number of outstanding Common Shares was reported. Notwithstanding the foregoing, the Holder shall have the sole right and obligation to determine whether the restrictions set forth in this paragraph apply to the Holder. For purposes of determining the maximum number of Common Shares that the Company may issue to the Holder upon exercise of this Warrant, the Holder’s delivery of an Exercise Notice (as defined in Section 2(a)) with respect to such exercise shall constitute a representation by the Holder that the Holder has determined, based on the most recent public filings by the Company under the Exchange Act (or any differing information received from the Company as provided above), that upon the issuance of the Common Shares to be issued to the Holder, the Common Shares beneficially owned by the Holder and its Affiliates and any Other Persons will not exceed the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon the applicable exercise of this Warrant; provided, that the Holder, upon not less than 61 days’ prior notice to the Company, may increase the Beneficial Ownership Limitation applicable to the Holder (but, for the avoidance of doubt, not to any subsequent holder of this Warrant or to any other holder of SPA Warrants) to 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon the applicable exercise of this Warrant. No such increase shall be effective prior to the 61st day after such notice is delivered to the Company. Notwithstanding any other provision to the contrary set forth in this Warrant, the Beneficial Ownership Limitation shall not apply to Warrant Shares to be issued to a Holder upon exercises of this Warrant during the Restricted Exercise Period.

Section 1.

(a)    Securities Purchase Agreement; Amendment. This Warrant is issued in replacement of one of the warrants originally issued (the “Original Warrant”) pursuant to Section 1 of that certain Securities Purchase Agreement dated as of September 26, 2016, among the Holder (or a predecessor in interest), the Company and the other Persons (as defined below) referred to therein (as such agreement may be amended from time to time as provided in such agreement, the “Securities Purchase Agreement”) or of any warrants issued in exchange or substitution therefor or replacement thereof (all such warrants being collectively referred to as the “SPA Warrants”). This replacement Warrant amends and restates said Original Warrant pursuant to the Consent and Amendment dated February [    ], 2018 between the Company and the requisite number of holders pursuant to Section 15 of such Original Warrant (the “Consent and Amendment”). Each capitalized term used, and not otherwise defined herein, shall have the meaning ascribed thereto in the Securities Purchase Agreement.

(b)    Definitions. The following words and terms as used in this Warrant shall have the following meanings:

(i)    “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act (“Rule 144”). Any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Holder will be deemed to be an Affiliate of the Holder.

(ii)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(iii)    “Common Shares” means (i) shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) any shares in the capital of the Company into which such shares of Common Stock shall have been changed or any shares in the capital of the Company resulting from a reclassification of such common shares.

(iv)    “Convertible Security” means shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Shares.

(v)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated by the SEC thereunder.

(vi)     “Expiration Date” means the date that is five (5) years after the Original Warrant Date (as defined in Section 13) or, if such date does not fall on a Business Day, then the next Business Day.

(vii)    “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(viii)    “Original Warrant Date” means September 29, 2016.

(ix)    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

(x)    “Principal Market” means, with respect to the Common Shares, the OTC Markets — OTCQX tier; provided that, (A) if the Common Shares are listed on any of the NYSE MKT, The New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market (or a successor to any of the foregoing) (each, a “National Exchange”), then Principal Market with respect to the Common Shares shall mean such National Exchange, and (B) if the Common Shares cease to be listed or quoted on the OTC Markets – OTCQX tier or any National Exchange, then Principal Market with respect to the Common Shares shall mean the principal securities exchange or trading market for the Common Shares; and with respect to any other security, Principal Market shall mean the principal securities exchange or trading market for such security.

(xi)    “Registration Rights Agreement” means that certain registration rights agreement between the Company and the investors party thereto, as the same may be amended, restated, modified or supplemented and in effect from time to time.

(xii)    “Restricted Exercise Period” means the period beginning at 8:00 a.m. (Eastern Standard Time) on March 1, 2018 and ending at 1:00 p.m. (Eastern Standard Time) on March 5, 2018.

(xiii)    “SEC” means the United States Securities and Exchange Commission.

(xiv)    “Securities” means, collectively, this Warrant and the Warrant Shares.

(xv)    “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated by the SEC thereunder.

(xvi)    “Trading Day” means any day on which the Common Shares (or other securities as applicable) are traded on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Shares (or other securities, as applicable) are scheduled to trade, or actually trade on the Principal Market for less than 4.5 hours.

(xvii)    “Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof pursuant to the terms of this Warrant.

(xviii)    “Warrant Exercise Price” shall be equal to, with respect to any Warrant Share, $0.70, subject to adjustment as hereinafter provided; provided however, that during the Restricted Exercise Period, the Warrant Exercise Price shall be equal to, with respect to any Warrant Share, $0.28, subject to adjustment as hereinafter provided.

(xix)    “Weighted Average Price” means, for any security as of any date, the U.S. dollar volume-weighted average price for such security on its Principal Market during the period beginning at 9:30 a.m., New York City time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg Markets (or any successor thereto, “Bloomberg”) through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City time (or such other time as such over-the-counter market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as such over-the-counter market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group, Inc. (or any successor thereto). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Principal Market is located in a country other than the United States, the Weighted Average Price shall be calculated in U.S. dollars using the spot rate for the purchase of the applicable foreign currency at the close of business on the immediately preceding Business Day in New York, New York published in the Wall Street Journal. If the Company and the Holder are unable to agree upon the fair market value of the Common Shares or other security, then such dispute shall be resolved pursuant to Section 2(a) below. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the Weighted Average Price is being determined.

Section 2. Exercise of Warrant.

(a)    General.

(i)    Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder hereof then registered on the books of the Company, in whole or in part, at any time on any Business Day on or after the opening of business on the date hereof and prior to 11:59 P.M. New York Time on the Expiration Date, by (A) delivery of a written notice, in the form of the exercise notice attached as Exhibit A hereto (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased, (B) (x) subject to the last sentence of this Section 2(a)(i), payment to the Company of an amount equal to the product of the Warrant Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (such product, the “Aggregate Exercise Price”) by check or wire transfer of immediately available funds (or by check if the Company has not provided the Holder with wire transfer instructions for such payment), or (y) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 2(e)), (C) if exercised during the Restricted Exercise Period, delivery of a lock-up agreement in the form attached as Exhibit B to the Consent and Amendment (the “Lock-up Agreement”), and (D) if required by Section 2(f) or unless the Holder has previously delivered this Warrant to the Company and it or a new replacement Warrant has not yet been delivered to the Holder, the surrender to a common carrier for overnight delivery to the Company as soon as practicable following such date, this Warrant (or an indemnification undertaking, in customary form, with respect to this Warrant in the case of its loss, theft or destruction, pursuant to Section 12); provided, that if such Warrant Shares are to be issued in any name other than that of the registered Holder, such issuance shall be deemed a transfer and the provisions of Section 7 shall be applicable. If this Warrant is irrevocably exercised during the Restricted Exercise Period, then the Holder may delay the delivery of the Aggregate Exercise Price referred to in clause (B)(x) of Section 2(a)(i) above to a date and time no later than 5:00 p.m. (Eastern Standard Time) on March 12, 2018; for the avoidance of doubt, no Cashless Exercise shall be permitted for any exercise during the Restricted Exercise Period. Although the exercise shall be deemed irrevocable, the Warrant Share Delivery Date shall not occur until delivery of the Aggregate Exercise Price.

(ii)    Notwithstanding anything to the contrary contained herein, any exercise of this Warrant during the Restricted Exercise Period shall not be effected (and shall treated as void ab initio) unless the Aggregate Exercise Price to be paid to the Company for all Warrant Shares exercised by holders of all SPA Warrants issued pursuant to the Securities Purchase Agreement (including this Warrant) is at least $6,000,000. In such case, this SPA Warrant and all other SPA Warrants that have been deemed not exercised by operation of this provision shall otherwise remain issued and outstanding.

(iii)    In the event of any exercise of the rights represented by this Warrant in compliance with this Section 2(a), the Company shall, on the second (2nd) Business Day (the “Warrant Share Delivery Date”) following the date of its receipt of the later of (w) the Exercise Notice, (x) the Aggregate Exercise Price (and/or notice of Cashless Exercise), (y) if the exercise occurs during the Restricted Exercise Period, a duly executed Lock-up Agreement, and, (z) if required by Section 2(f) (or unless the Holder has previously delivered this Warrant to the Company and it or a new replacement Warrant has not yet been delivered to the Holder), this Warrant (or an indemnification undertaking, in customary form, with respect to this Warrant in the case of its loss, theft or destruction, pursuant to Section 12) (the “Exercise Delivery Documents”), (A) provided that the Holder or its designee is eligible to receive shares through The Depository Trust Company (“DTC”), credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian (DWAC) system, (B) issue and deliver to the address specified in the Exercise Notice a certificate, registered in the name of the Holder or its designee, representing the number of Common Shares to which the Holder shall be entitled or (C) issue such aggregate number of Common Shares to the Holder or its designee through the Direct Registration System (DRS) of DTC and deliver a statement with respect thereto to the address specified in the Exercise Notice, and in any case, such Common Shares shall not bear, or otherwise be subject to, the 1933 Act Legend (as defined in the Securities Purchase Agreement) as and to the extent provided in Section 10 hereof. Upon the latest of (x) the date of delivery of the Exercise Notice, and (y) the date of delivery of the Aggregate Exercise Price referred to in clause (B)(x) of Section 2(a)(i) above or notification to the Company of a Cashless Exercise referred to in Section 2(e), the Holder shall be deemed for all purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised (the date thereof being referred to as the “Deemed Issuance Date”), irrespective of the date of delivery of this Warrant as required by clause (C) of Section 2(a)(i) above or the certificates or statements evidencing such Warrant Shares.

(iv)    In the case of a dispute as to the determination of the Warrant Exercise Price, the Weighted Average Price of a security or the arithmetic calculation of the number of Warrant Shares, the Company shall promptly issue to the Holder the number of Common Shares that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile and electronic mail within two (2) Business Days of receipt of the Holder’s Exercise Notice. If the Holder and the Company are unable to agree upon the determination of the Warrant Exercise Price, the Weighted Average Price or arithmetic calculation of the number of Warrant Shares within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall promptly submit via electronic mail the disputed determination of the Warrant Exercise Price, the Weighted Average Price or the arithmetic calculation of the number of Warrant Shares to its independent, outside accountant or other financial institution mutually acceptable to the Company and the Holder. The Company shall direct the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days after the date the accountant or other financial institution receives the disputed determinations or calculations. Such accountant’s or other financial institution’s determination or calculation, as the case may be, shall be deemed conclusive absent manifest error.

(b)    Delivery of Warrant. If this Warrant is submitted for exercise, as may be required by Section 2(f), and unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as soon as practicable and in no event later than four (4) Business Days after receipt of this Warrant (the “Warrant Delivery Date”) and at its own expense, issue a new Warrant identical in all respects to this Warrant, except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which such Warrant is exercised (including, in the case of a Cashless Exercise, the number of Warrant Shares surrendered in lieu of payment of the Exercise Price).

(c)    Fractional Common Shares. No fractional Common Shares are to be issued upon the exercise of this Warrant, but rather the number of Common Shares issued upon exercise of this Warrant shall be rounded up or down to the nearest whole number (with 0.5 rounded up).

(d)    Company Failure Upon Exercise.

(i)    Subject to the last sentence of Section 6 of this Warrant, if the Company shall (x) fail for any reason or for no reason (other than as a result of a delay caused by such holder’s broker, but in such case, only to the extent and for such period of time that such broker’s action or inaction is the direct cause of such delay) to, within two (2) Business Days of receipt of the Exercise Delivery Documents, (A) credit the Holder’s balance account with DTC for such number of Common Shares to which the Holder is entitled upon such exercise, (B) issue and deliver to the Holder a certificate for the number of Common Shares to which the Holder is entitled upon the exercise of this Warrant, or (C) issue electronically in the name of the Holder or its designee through the Direct Registration System (DRS) of DTC such number of Common Shares to which the Holder is entitled upon such exercise, or (y) after the applicable SEC Effective Date, or at such other time as the Unrestricted Conditions have been met, issue any such Common Shares bearing, or otherwise being subject to, the 1933 Act Legend, or (z) fail for any reason or for no reason (other than as a result of a delay caused by such holder’s broker, but in such case, only to the extent and for such period of time that such broker’s action or inaction is the direct cause of such delay), to issue and deliver to the Holder on the Warrant Delivery Date a new Warrant for the number of Common Shares to which the Holder is entitled (taking into account the limitations or restrictions on the exercise of this Warrant set forth in the first paragraph of this Warrant) pursuant to Section 2(b) hereof, if any, then the Company shall, in addition to any other remedies under this Warrant or the Securities Purchase Agreement or otherwise available to the Holder, including any indemnification under Section 8 of the Securities Purchase Agreement, pay as partial liquidated damages (but not as a penalty) in cash to the Holder on each day (I) after such second (2nd) Business Day that such Common Shares are not issued and delivered to the Holder, in the case of clause (x) above, or (II) that such Common Shares bear, or are otherwise subject to, the 1933 Act Legend, in the case of clause (y) above, or (III) after such third (3rd) Business Day that such Warrant is not delivered, in the case of clause (z) above, in an amount equal to the sum of (i) in the case of the failure to deliver Common Shares (or to issue Common Shares without the 1933 Act Legend, as applicable), 0.25% of the product of (X) the number of Common Shares not issued to the Holder on or prior to the Warrant Share Delivery Date and (Y) the Weighted Average Price of the Common Shares on the Warrant Share Delivery Date, and (ii) if the Company has failed to deliver a Warrant to the Holder on or prior to the Warrant Delivery Date, 0.25% of the product of (1) the number of Common Shares issuable upon exercise of the Warrant as of the Warrant Delivery Date, and (2) the Weighted Average Price of the Common Shares on the Warrant Delivery Date; provided that in no event shall cash damages accrue pursuant to this Section 2(d), during the period, if any, in which any Warrant Shares are the subject of a bona fide dispute that is subject to and being resolved pursuant to (and in compliance with the time periods and other provisions of) the dispute resolution provisions of Section 2(a), in respect to the Warrant Shares subject to such bona fide dispute. Alternatively, (A) subject to the dispute resolution provisions of Section 2(a), at the election of the Holder made in the Holder’s sole discretion, the Company shall pay to the Holder, in lieu of the partial liquidated damages referred to in the preceding sentence (but not as a penalty and in addition to all other available remedies that the Holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof)), 110% of the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for Common Shares purchased to make delivery in satisfaction of a sale by the Holder of the Common Shares to which the Holder is entitled but has not received upon an exercise (or which bear, or are otherwise subject to, the 1933 Act Legend), exceeds (y) the net proceeds received by the Holder from the sale of the Common Shares to which the Holder is entitled but has not received upon such exercise (or which bear, or are otherwise subject to, the 1933 Act Legend), and (B) at the option of Holder, either (I) such exercise of this Warrant shall be cancelled and the Company shall reinstate the portion of this Warrant and the related number of Warrant Shares with respect to such exercise, or (II) the Company shall deliver to the Holder the number of Warrant Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.

(e)    Cashless Exercise. Notwithstanding anything contained herein to the contrary, if at any time after the date that is 180 days after the Closing Date (as such term is defined in the Securities Purchase Agreement) all of the Warrant Shares issuable hereunder (without regard to any limitations or restrictions on exercise) are not registered and available for resale pursuant to an effective Registration Statement (as defined in the Registration Rights Agreement), for any reason whatsoever, including as a result of a Grace Period (as defined in the Registration Rights Agreement) or as a result of a limitation on the number of Warrant Shares that may be registered pursuant to Rule 415 under the Securities Act, the Holder may, at the Holders’ election exercised in the Holder’s sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of Common Shares, free and clear of any withholding taxes, determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised;

B= the Weighted Average Price of the Common Shares on the Trading Day immediately preceding the date of the delivery of the Exercise Notice; and

C= the Warrant Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(f)    Book-Entry. Notwithstanding anything to the contrary set forth herein, upon exercise of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender this Warrant to the Company unless it is being exercised for all of the Warrant Shares represented by the Warrant. The Holder and the Company shall maintain records showing the number of Warrant Shares exercised and issued and the dates of such exercises or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Warrant upon each such exercise. In the event of any dispute or discrepancy, such records of the Company establishing the number of Warrant Shares to which the Holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if this Warrant is exercised as aforesaid, the Holder may not transfer this Warrant unless the Holder first physically surrenders this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Warrant Shares represented by this Warrant. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following exercise of any portion of this Warrant, the number of Warrant Shares represented by this Warrant may be less than the number stated on the face hereof. Each Warrant shall bear the following legend:

ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT, INCLUDING SECTION 2(f) HEREOF. THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE NUMBER SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(f) HEREOF.

Section 3.    Covenants as to Common Shares. The Company hereby covenants and agrees as follows:

(a)    This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

(b)    All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

(c)    During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved at least 100% of the number of Common Shares needed to provide for the exercise of the rights then represented by this Warrant (without regard to any limitations or restrictions on exercise).

(d)    The Company shall promptly secure the listing of the Common Shares issuable upon exercise of this Warrant on the Principal Market for the Common Shares and each other market or exchange on which the Common Shares are traded or listed and shall maintain, so long as any other Common Shares shall be so traded or listed, such listing of all Common Shares from time to time issuable upon the exercise of this Warrant; and the Company shall so list, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant on the Principal Market for such capital stock and each other market or exchange on which such capital stock is listed or traded.

(e)    The Company shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise privilege of the Holder against impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the exercise of this Warrant.

(f)    This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

Section 4.    Taxes. The Company hereby agrees that it shall pay any and all taxes that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

Section 5.    Warrant Holder Not Deemed a Shareholder. No holder, as such, of this Warrant shall be deemed the holder of shares of the Company for any purpose (other than to the extent that the holder is deemed to be a beneficial holder of shares under applicable securities laws after taking into account the limitation set forth in the first paragraph of this Warrant), nor shall anything contained in this Warrant be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company, including any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), prior to the Deemed Issuance Date of the Warrant Shares that the Holder is then entitled to receive upon the due exercise of this Warrant, except as otherwise provided herein. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding the foregoing, the Company will provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

Section 6.    Representations of Holder. The Holder, by the acceptance hereof, represents that it is acquiring this Warrant, and upon exercise hereof (other than pursuant to a Cashless Exercise) will acquire the Warrant Shares, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The Holder further represents, by acceptance hereof, that, as of this date, the Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D promulgated by the SEC under the Securities Act (an “Accredited Investor”). Each delivery of an Exercise Notice, other than in connection with a Cashless Exercise, shall constitute confirmation at such time by the Holder of the representations concerning the Warrant Shares set forth in the first two sentences of this Section 6, unless contemporaneous with the delivery of such Exercise Notice, the Holder notifies the Company in writing that it is not making such representations (a “Representation Notice”). If the Holder delivers a Representation Notice in connection with an exercise, it shall be a condition to the Holder’s exercise of this Warrant and the Company’s obligations set forth in Section 2 in connection with such exercise, that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws, and the time periods for the Company’s compliance with its obligations set forth in Section 2 shall be tolled until the Holder provides the Company with such other representations.

Section 7.    Ownership and Transfer.

(a)    The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder hereof), a register for this Warrant, in which the Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Warrant is registered on the register as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b)    This Warrant and the rights granted hereunder shall be assignable by the Holder hereof without the consent of the Company.

(c)    The Company is obligated to register the Warrant Shares for resale under the Securities Act pursuant to the Registration Rights Agreement, and the initial Holder (and assignees thereof) is entitled to the registration rights in respect of the Warrant Shares as set forth in the Registration Rights Agreement.

Section 8.    Adjustment of Warrant Exercise Price and Number of Warrant Shares. The Warrant Exercise Price and the number of Common Shares issuable upon exercise of this Warrant shall be adjusted from time to time as follows:

(a)    Adjustment of Warrant Exercise Price upon Subdivision or Combination of Common Shares. If the Company at any time after the date of issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, the Warrant Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Common Shares obtainable upon exercise of this Warrant will be proportionately increased. If the Company at any time after the date of issuance of this Warrant combines (by combination, reverse stock split or otherwise) its outstanding Common Shares into a smaller number of shares, the Warrant Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Common Shares obtainable upon exercise of this Warrant will be proportionately decreased. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective

(b)    Certain Events. If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions, then the Company’s Board of Directors will make an appropriate adjustment in the Warrant Exercise Price and the number of Common Shares obtainable upon exercise of this Warrant so as to protect the rights of the Holders of the SPA Warrants; provided that no such adjustment will increase the Warrant Exercise Price or decrease the number of Common Shares obtainable as otherwise determined pursuant to this Section 8.

(c)    Notices.

(i)    As soon as reasonably practicable, but in no event later than three (3) Business Days, after any adjustment of the Warrant Exercise Price, the Company will give written notice thereof to the Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii)    The Company will give written notice to the Holder at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares, (B) with respect to any pro rata subscription offer to holders of Common Shares or (C) for determining rights to vote with respect to any Organic Change (as defined below), dissolution or liquidation; provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(iii)    The Company will also give written notice to the Holder at least twenty (20) days prior to the consummation of any Major Transaction, Organic Change, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

Section 9.    Distributions; Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale.

(a)    If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to Holders of Common Stock, by way of return of capital or otherwise (including any dividend or other distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to receive such Distribution, and the Company shall make such Distribution to the Holder, exactly as if the Holder had exercised this Warrant in full (and, as a result, had held all of the shares of Common Stock that the Holder would have received upon such exercise, without regard to any limitations or restrictions on exercise) immediately prior to the record date for such Distribution, or if there is no record date therefor, immediately prior to the effective date of such Distribution (but without the Holder’s actually having to so exercise this Warrant).

(b)    In addition to any adjustments pursuant to Section 8 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issuance or sale of such Purchase Rights.

(c)    Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Common Shares obtainable upon exercise of the SPA Warrants then outstanding, without regard to any limitations or restrictions on exercise (a “Majority in

Interest of Holders”)) to ensure that each of the holders of the SPA Warrants will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be in the context of any such Organic Change) the Common Shares immediately theretofore acquirable and receivable upon the exercise of such holder’s SPA Warrants (without regard to any limitations or restrictions on exercise), such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of Common Shares that would have been acquirable and receivable upon the exercise of such holder’s SPA Warrant had such Organic Change not taken place (without taking into account any limitations or restrictions on the exercisability of such SPA Warrant). In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to a Majority in Interest of Holders) with respect to such holders’ rights and interests to ensure that the provisions of Section 8 and this Section 9 will thereafter be applicable to the SPA Warrants (including, in the case of any Non-Surviving Organic Change or any other Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of each of the warrant exercise price to the value for each Common Share reflected by the terms of such Organic Change, if the value so reflected is less than the Warrant Exercise Price in effect immediately prior to such Organic Change, and an immediate revision to the warrant exercise price to reflect the price of the common stock of the Acquiring Entity and the market in which such common stock is traded). The Company shall not effect any Non-Surviving Organic Change, unless prior to the consummation thereof, the Acquiring Entity provides a written agreement (in form and substance reasonably satisfactory to a Majority in Interest of Holders) to deliver to each holder of SPA Warrants, in exchange for each such SPA Warrant, a security of the Acquiring Entity (evidenced by a written instrument substantially similar in form and substance to this Warrant and satisfactory to a Majority in Interest of Holders) that gives effect to the foregoing provisions. For purposes of this Warrant, “Non-Surviving Organic Change” means (i) the sale of all or substantially all of the Company’s assets (including, for the avoidance of doubt, all or substantially all of the assets of the Company and the Subsidiaries in the aggregate) to an acquiring Person or (ii) any other Organic Change following which the Company is not a surviving entity; and “Acquiring Entity” means the Person purchasing such assets of the Company in a Non-Surviving Organic Change or the successor resulting from any Non-Surviving Organic Change.

Section 10.    Legend Removal.

(a)    General. Notwithstanding anything to the contrary contained herein or in the Securities Purchase Agreement, upon the written request to the Company of a holder of a certificate or other instrument representing any Securities, the 1933 Act Legend shall be removed and the Company shall issue a certificate without the 1933 Act Legend to the holder of the Securities upon which it is stamped (or, in the case of any Warrant Shares being acquired upon exercise of this Warrant, the Company shall issue the Warrant Shares without being subject to the 1933 Act Legend), if (i) such Securities are registered for resale under the 1933 Act (the date any such registration is declared effective by SEC, the “SEC Effective Date”), (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a reasonably acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, (iii) such holder provides the Company reasonable assurances that the Securities have been or are being sold pursuant to Rule 144, or (iv) such holder certifies, on or after the date that is six (6) months after the date on which such holder acquired the Securities (or is deemed to have acquired the Securities under Rule 144, which, in the case of Warrant Shares issued upon exercise of this Warrant pursuant to a Cashless Exercise, shall be the Original Warrant Date, regardless of any exchange or replacement thereof), that such holder is not an “affiliate” of the Company (as defined in Rule 144) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the transfer agent for the Common Stock promptly after the applicable SEC Effective Date, or at such other time as the Unrestricted Conditions have been met, if required by such transfer agent to effect the issuance of the applicable Warrant or Warrant Shares without the 1933 Act Legend or removal of the 1933 Act Legend. If the Unrestricted Conditions are met with respect to this Warrant or any Warrant Shares at the time of issuance of such Security, then such Security shall be issued free of the 1933 Act Legend. The Company agrees that, following the applicable SEC Effective Date with respect to any Securities or at such time as the Unrestricted Conditions are otherwise met or the 1933 Act Legend is otherwise no longer required under this Section 10(a), any instruments or certificates representing such Securities bearing the 1933 Act Legend may be exchanged for certificates bearing no 1933 Act Legend. The Company shall, or shall cause the transfer agent for the Common Stock (as applicable), to deliver the instruments or certificates not bearing, or otherwise issue such Securities without being subject to, as applicable, such legend within three (3) Business Days after receipt of the legended Securities (or any certificate or instrument representing such Securities). The Company shall be responsible for the fees of its transfer agent and all of the DTC fees associated with any issuance hereunder.

(b)    Company’s Failure to Timely Remove Legends. If, following the applicable SEC Effective Date or at such time as the Unrestricted Conditions are otherwise met or the 1933 Act Legend is otherwise no longer required under Section 10(a) hereof, the Company fails to deliver, or cause the transfer agent for the Common Stock to deliver (other than as a result of a delay caused by such holder’s broker, but in such case, only to the extent and for such period of time that such broker’s action or inaction is the direct cause of such delay), a Warrant or any Warrant Shares (including any certificate or instrument representing any such Warrant or Warrant Shares) that do not bear and are not otherwise subject to the 1933 Act Legend within three Business Days after receipt of legended Securities (or any certificate or instrument representing such Securities), then the Company shall pay, as partial liquidated damages (but not as a penalty and in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof)), to such holder on each day after such third (3rd) Business Day that such delivery of such unlegended Securities is not timely effected in an amount equal to 0.25% of the product of (A) the sum of (x) the number of shares of Common Stock, and (y) the number of shares of Common Stock issuable upon exercise of the Warrant, in each case that were not so-delivered to the holder without being subject to the 1933 Act Legend, and (B) the Weighted Average Price of the Common Stock on the last possible date which the Company could have issued such unlegended Securities to such holder without violating Section 10(a). For the avoidance of doubt, any payments pursuant to this Section 10(b) shall be duplicative of any payments made pursuant to Section 2(d) hereof upon any exercise of this Warrant.

Section 11.    Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking, in customary form, by the Holder (or in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 12.    Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by both email and facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, email addresses and facsimile numbers for such communications shall be:

If to the Company:

Stereotaxis, Inc.
4320 Forest Park Avenue, Suite 100
St. Louis, Missouri 63108
Email: marty.stammer@stereotaxis.com and karen.duros@stereotaxis.com
Facsimile: (314) 667-3448
Attention: Marty Stammer and Karen Duros

With copy to:

Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
Email: rjendicott@bryancave.com and todd.kaye@bryancave.com
Facsimile: (314) 552-8447 and (314) 552-8194
Attention: Robert J. Endicott and Todd M. Kaye

If to a Holder, to it at the address, email address and facsimile number set forth on the Schedule of Buyers to the Securities Purchase Agreement, with copies to the Holder’s representatives as set forth on such Schedule of Buyers, or, in the case of the Holder or any other Person named above, at such other address and/or email address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice to the other party at least five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 13.     Expiration Date. This Warrant, in all events, shall be wholly void and of no effect after 11:59 P.M., New York Time, on the Expiration Date, except that notwithstanding any other provisions hereof, the provisions of Section 7 shall continue in full force and effect after such date as to any Warrant Shares or other securities issued upon the exercise of this Warrant.

Section 14.    Amendment and Waiver. Except as otherwise provided herein, the provisions of the SPA Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of SPA Warrants representing at least a majority of the Common Shares obtainable upon exercise of the SPA Warrants then outstanding; provided that no such action may increase the Warrant Exercise Price of any SPA Warrant or decrease the number of shares or change the class of stock obtainable upon exercise of any SPA Warrant without the written consent of the holder of such SPA Warrant. No such amendment shall be effective to the extent that it applies to less than all of the SPA Warrants then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification or supplement of any provision of the SPA Warrants unless the same consideration also is offered to all of the holders of the SPA Warrants. For clarification purposes, this provision constitutes a separate right granted to such holder of SPA Warrants and is not intended for the Company to treat such holders as a class and shall not be construed in any way as such holders acting in concert or otherwise as a group with respect to the purchase, disposition or voting of securities or otherwise.

Section 15.    Descriptive Headings; Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 16.    Rules of Construction. Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Warrant, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (c) the use of the word “including” in this Warrant shall be by way of example rather than limitation.

Section 17.    Signatures. In the event that any signature to this Warrant or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Notwithstanding the foregoing, the Company shall be obligated to deliver to the Holder an originally executed Warrant. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Warrant or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 18.    Remedies. The Company acknowledges that a breach by it of its obligations under this Warrant may cause irreparable harm to the holders of the Securities. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Warrant may be inadequate and agrees that, in the event of a breach or threatened breach of this Warrant, such holder shall be entitled, in addition to all other available remedies, to an injunctive order and/or injunction restraining any breach and requiring immediate compliance, without the necessity of showing economic loss and without any bond or other security being required.

*             *             *             *             *             *

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the          day of                 , 2018.

STEREOTAXIS, INC.

By:
Name:
Title:

EXHIBIT A TO WARRANT

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT

STEREOTAXIS, INC.

The undersigned Holder hereby exercises the right to purchase                          of the Common Shares (“Warrant Shares”) of Stereotaxis, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Warrant Exercise Price. The Holder intends that payment of the Warrant Exercise Price shall be made as:

                          a “Cash Exercise” with respect to                          Warrant Shares; and/or

                          a “Cashless Exercise” with respect to                          Warrant Shares

2. Payment of Warrant Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $                         to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall issue                      Warrant Shares in accordance with the terms of the Warrant as follows:

☐ Deposit/Withdrawal At Custodian (DWAC) system; or

☐ Physical Certificate; or

☐ Direct Registration System (DRS)

Issue to:

Address (for delivery of physical certificate or DRS statement, as applicable):

Facsimile Number:

DTC Participant Number and Name (if through DWAC):

Account Number (if through DWAC):

Date:                          ,

Name of Registered Holder

Name:
Title:

EXHIBIT B TO WARRANT

FORM OF WARRANT POWER

FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to                             , Federal Identification No.                             , a warrant to purchase                          shares of the capital stock of Stereotaxis, Inc., a Delaware corporation, represented by warrant certificate no.             , standing in the name of the undersigned on the books of said corporation. The undersigned does hereby irrevocably constitute and appoint                             , attorney to transfer the warrants of said corporation, with full power of substitution in the premises.

Dated:                     , 201

Name:
Title: